EXHIBIT 10-B

COLGATE-PALMOLIVE COMPANY

2019 INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT

NOTICE OF GRANT

[Participant Name]
Colgate-Palmolive Company
[Grant Date]

You have been granted an award consisting of the following Restricted Stock Units (“RSUs”) in accordance with the attached Restricted Stock Unit Award Agreement (the “Agreement”):

Grant Date:
Number of RSUs Granted:

Vesting Dates: Subject to the terms and conditions of the Agreement, the RSUs will vest in equal installments as follows:

    The first 1/3 installment of the RSUs will vest on ________ ___, 20___
    The second 1/3 installment of the RSUs will vest on ________ ___, 20___
The last 1/3 installment of the RSUs will vest on ________ ___, 20___

Settlement Date: As soon as administratively practicable following the applicable Vesting Date.

This award is made under the Colgate-Palmolive Company 2019 Incentive Compensation Plan (the “Plan”), and is subject to the terms, conditions, limitations and restrictions contained in or established pursuant to the Plan, the Agreement, all requirements of applicable law and, if applicable, the Colgate-Palmolive Company Clawback Policy. Capitalized terms used in this Notice of Grant that are not defined in this Notice of Grant have the meanings as used or defined in the Agreement.

Copies of the Plan, the Agreement and the Company’s Prospectus relating to the Plan are available via Merrill’s Benefits Online at www.benefits.ml.com, or if you prefer to receive a paper copy, they are available from the Company at 300 Park Avenue, New York, New York 10022, Attention: Mr. Marty Collins, EVP, Global Total Rewards and HR Operations.

ATTACHMENT: Restricted Stock Unit Award Agreement

COLGATE-PALMOLIVE COMPANY
2019 INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), effective as of the Grant Date indicated on the Restricted Stock Unit Notice of Grant delivered with this Agreement (the “Notice of Grant”), is made and entered into by and between Colgate-Palmolive Company, a Delaware corporation (the “Company”), and the individual named on the Notice of Grant (“you”).

Capitalized terms used and not otherwise defined in this Agreement will have the meanings set forth in the Colgate-Palmolive Company 2019 Incentive Compensation Plan (the “Plan”).

A.Terms and Conditions Applicable to RSUs.
1.Grant. The Company grants to you, on the terms and conditions set forth in this Agreement, the number of RSUs indicated on the Notice of Grant. Each RSU is equivalent to one Share. Your rights to the RSUs are subject to this Agreement (including the Notice of Grant) and the Plan (which is incorporated herein by reference with the same effect as if set forth herein in full) in addition to such other terms and conditions, if any, as may be imposed by law.
2.Vesting. The number of RSUs specified in the Notice of Grant (plus the RSUs representing any accrued Dividend Equivalents will vest on the vesting date indicated on the Notice of Grant (the “Vesting Date”). Except as provided in Section A.5 below, the RSUs will vest only if you remain continuously employed by the Company or an Affiliate during the entire period commencing on the Grant Date and ending on the Vesting Date (such period, the “Vesting Period”).
3.Settlement. To the extent the RSUs (including RSUs representing any accrued Dividend Equivalents) vest, the Company will settle the vested RSUs in Shares with you receiving one Share for each RSU as soon as administratively practicable following the Vesting Date. No Shares will be delivered upon the vesting of the RSUs unless you have complied with your obligations under this Agreement and the Plan.
4.Dividend Equivalents. During the Vesting Period, Dividend Equivalents will be credited on the RSUs in the form of additional RSUs. At the end of the Vesting Period, the RSUs plus RSUs representing any accrued Dividend Equivalents will be paid to you in the form of Shares. Any fractional Shares accrued from Dividend Equivalents, if applicable, will be paid in cash.

5.Effect of Termination of Employment. The effect of a Termination of Employment on the RSUs is set forth in the Guidelines Regarding the Effect of Termination of Employment on Awards under the Plan adopted by the Committee on September 13, 2023, as such guidelines may be amended by the Committee from time to time. In addition, you are required to comply with the provisions regarding “Prohibited Conduct” set forth on Annex A to this Agreement. Annex A to this Agreement is part of this Agreement.

B.Prohibited Conduct. In consideration of the grant by the Company of the RSUs and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company, intending to be legally bound, agree to the provisions regarding “Prohibited Conduct” set forth on Annex A to this Agreement. Annex A to this Agreement is part of this Agreement.

C.Additional Terms and Conditions.
1.Change in Control; Adjustment for Change in Common Stock. The treatment of the RSUs in the event of a Change in Control, a Corporate Transaction or a Share Change will be governed by the Plan.

2.International Appendix. If you work or reside outside the United States, the RSUs will be subject to the general non-United States terms and conditions and the special terms and conditions of your country set forth in the attached International Appendix and, to the extent there is any conflict between this Agreement and the International Appendix, the International Appendix will control. Moreover, if you relocate from the United States to one of the countries included in the International Appendix or you move between countries included in the International Appendix, the general non-United States terms and conditions and the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable. The International Appendix is part of this Agreement.

3.Notices. Any notice to be given to the Company under this Agreement will be addressed to the Chief Legal Officer and Secretary at the Company’s principal executive offices, and any notice to be given to you will be addressed to you at the address on file with the Company and/or the Company’s appointed third-party Plan administrator. Either the Company or you may designate a different address by written notice to the other. Written notice to said addresses will be effective to bind the Company and you and your representatives and beneficiaries. Any notice required or permitted hereunder will be (a) given in writing and will be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address referenced herein, or (b) delivered electronically (including any notices delivered by a third-party) and will be deemed effectively given upon such delivery.

4.Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, beneficiaries, executors, administrators, representatives, successors and assigns.

5.No Contract of Employment; Agreement’s Survival. Nothing contained in this Agreement will affect the right of the Company or an Affiliate to terminate your employment at any time, with or without Cause, or will be deemed to create any rights to employment on your part. The rights and obligations arising under this Agreement are not intended to and do not affect the employment relationship that otherwise exists between the Company or an Affiliate and you, whether such employment relationship is at will or defined by an employment contract. Moreover, this Agreement is not intended to and does not amend any existing employment contract between the Company and you. To the extent there is a conflict between this Agreement and such an employment contract as it relates to the RSUs awarded hereunder, the terms of this Agreement will govern and take priority. This Agreement will survive the termination of your employment for any reason.

6.Amendment; Waiver. The terms and conditions of this Agreement may be amended unilaterally by the Company, provided, however, that (a) no such amendment will be adverse to you without your written consent (except (i) as provided in Section A.5 above or (ii) to the extent the Company reasonably determines that such amendment is necessary or appropriate to comply with applicable law, including the provisions of Code Section 409A, stock exchange rules or accounting rules); and (b) the amendment must be permitted under the Plan. The Company’s failure to insist upon strict compliance with any provision of this Agreement or failure to exercise, or any delay in exercising, any right, power or remedy under this

Agreement will not be deemed to be a waiver of such provision or any such right, power or remedy which the Board, the Committee or the Company has under this Agreement.
7.Severability or Reform by Court. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties will be relieved of their respective obligations arising under such provision only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement will be deemed amended by modifying such provision to the fullest extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives. If any provision of this Agreement is declared or found to be illegal, unenforceable or void to any extent, the validity or enforceability of the remaining provisions of this Agreement will not be affected.

8.Compliance with Law. The Plan, the granting and vesting of the RSUs, and any obligations of the Company under the Plan, will be subject to all applicable federal, state and foreign country laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Shares are listed. The Company, in its discretion, may postpone the vesting of the RSUs, the issuance or delivery of Shares under this Award or any other action permitted under the Plan to enable the Company to complete any required action under any federal, state or foreign country law, rule or regulation. The Company may require that you make such representations and agreements and furnish such information as the Company deems appropriate to assure compliance with or exemption from the requirements of any securities exchange, any foreign, federal, state or local law, any governmental regulatory body, or any other applicable legal requirement, and Shares will not be issued unless and until you make such representations and agreements and furnish such information as the Company deems appropriate. The Company will not be obligated by virtue of any provision of the Plan to recognize the vesting of the RSUs or to otherwise sell or issue Shares in violation of any such laws, rules or regulations. Neither the Company nor its directors or officers will have any obligation or liability to you caused by any postponement of the vesting or settlement of the RSUs (or Shares issuable thereunder).

9.No Rights as Shareholder. Except as set forth in the Plan, neither you nor any person claiming under or through you will be, or will have any of the rights or privileges of, a holder of Shares with respect to the RSUs unless and until Shares are actually delivered to you.

10.Right of Set-Off. In addition to the rights of the Company set forth in Paragraph 6 of Annex A, you agree, if the Company in its reasonable judgment determines that you owe the Company and/or any Affiliate any amount due to any loan, note, obligation or indebtedness, including but not limited to amounts owed to the Company pursuant to the Company’s tax equalization program or the Company’s policies with respect to travel and business expenses, and if you have not satisfied such obligation(s), then the Company may, to the extent permitted by applicable law (including without limitation Code Section 409A) instruct the Plan administrator to withhold and/or sell Shares acquired by you upon settlement of the RSUs, or the Company may deduct funds equal to the amount of such obligation from other funds due to you from the Company or an Affiliate.
11.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan, including this Agreement, by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or its appointed third-party Plan administrator. The Agreement if delivered by electronic means with electronic signatures will be treated in all manner and respects as an original executed document and will be considered to have the same binding legal effect as if it were the original signed versions thereof delivered in person.
12.Data Privacy. By accepting the RSUs, you explicitly and unambiguously consent to the collection, use, transfer, holding, storage and disclosure in electronic or other form, of your personal data as described in this Agreement and any other Award grant materials (“Data”) by and among, as applicable, the Company and its subsidiaries and Affiliates (collectively referred to in this Data Privacy section as the “Company”) and certain third party service providers including, but not limited to, Plan brokers, financial advisers and legal counsel, engaged by the Company (collectively, the “Providers”) for the purpose of implementing, administering and managing the Plan and complying with applicable laws, regulations and legislation.

You understand that the Data which may be collected, used, transferred, held, stored or disclosed by the Company and the Providers consists of certain Data about you, including, but not limited to, your name, home address, telephone number, date of birth, social insurance number or other government identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding. You further understand that such collection, use, transfer, holding, storage or disclosure of the Data may be necessary for the purpose of implementing, administering and managing the Plan and complying with applicable laws, regulations and legislation. You understand that the Company or the Providers may be located in the United States or elsewhere, and that the laws of the country in which the Company and the Providers collect, use, transfer, hold, store or disclose the Data may have different legal protections for the Data than your country. However, regardless of the location of the Data, the Company protects the Data through reasonable physical, technical and administrative safeguards and requires that the Providers also have such safeguards in place.

You understand that you may, at any time, request a copy of your Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting your local human resources representative in writing. You understand that refusing or withdrawing your consent may affect your ability to participate in the Plan as more fully described below.

You understand that you are providing the consent herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with your employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant RSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

13.Governing Law; Choice of Venue. This Agreement will be governed, construed and enforced in accordance with the laws of the State of Delaware and the United States, as applicable, without giving effect to conflict of law rules or principles thereof. Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against you or the Company only in a federal or state court located in Delaware, and you and the Company each agree to submit yourself and your respective property to the exclusive jurisdiction of the foregoing courts with respect to such disputes.

14.Plan Incorporated. You accept the RSUs hereby granted subject to all the provisions of the Plan, which are incorporated into this Agreement, including the provisions that authorize the Committee to administer and interpret the Plan and which provide that the Committee’s decisions, determinations and interpretations with respect to the Plan are final and conclusive on all persons affected thereby. In the event of a conflict between this Agreement and the Plan, the Plan will prevail.

IN WITNESS WHEREOF, this Agreement has been executed as of the Grant Date.

COLGATE-PALMOLIVE COMPANY

_______________________________________
Authorized Signature

Using the Merrill Benefits Online system or other available means, you must accept the above RSUs in accordance with and subject to the terms and conditions of this Agreement and the Plan, acknowledge that you have read this Agreement and the Plan, and agree to be bound by this Agreement, the Plan and the actions of the Committee. If you do not do so within 180 days of the Grant Date indicated on the Notice of Grant ([Date]), then the RSUs will become null and void and will be forfeited.

Annex A
Prohibited Conduct

1.Defined Terms.

2.“Affiliate” means a corporation or other entity (i) controlled by, controlling or under common control with, the Company (including, without limitation, a corporation or other entity in which the Company has a 50% or more ownership interest) or (ii) designated by the Committee from time to time as such for purposes of the Plan.
3.“Covered Products” means any product, composition, formulation, process, machine or service of any person or organization (other than the Company or an Affiliate) in existence, being researched or under development that competes with, or is intended to compete with, a product, composition, formulation, process, machine or service being researched or under development, produced, distributed, marketed, sold or licensed by the Company or an Affiliate (i) related to any aspect of any one or more of the Company’s or an Affiliate’s lines of business on which you have worked or provided services during the Relevant Period, or (ii) for which you have obtained, been provided or had access to confidential, proprietary and/or trade secret information of the Company or an Affiliate.
4.“Prohibited Geography” means any country, geography, territory, region or division with respect to which you have worked, provided services or had a material presence or influence for the Company or an Affiliate in any capacity.
5.“Relevant Period” means the 24-month period immediately prior to the termination of your employment with the Company or an Affiliate for any reason.
6.“Restricted Time” means the period during which you are employed by the Company or an Affiliate plus the 12-month period immediately following the termination of your employment with the Company or an Affiliate for any reason.

7.Restrictive Covenants. Each of the covenants contained in Paragraphs 2(a)-(c) of this Annex A are collectively referred to as the “Restrictive Covenants.”

8.Non-Compete.

1.During the Restricted Time, you will not, without the prior written consent of the Company’s Chief Human Resources Officer or Chief Legal Officer, either directly or indirectly, for yourself or on behalf of or in conjunction with any other person, partnership, corporation or other entity, serve as a director, officer, employee, consultant, contractor or advisor of, provide services or advice in any capacity to, or acquire or hold any ownership interest in an entity that manufactures, markets, sells, develops, distributes or produces Covered Products in the Prohibited Geography, subject to applicable law. Notwithstanding the foregoing, you will not be considered to be in violation of this covenant solely by reason of owning, directly or indirectly, up to 5% in the aggregate of any class of securities of any corporation, partnership or other entity.

Annex A-1

ii.In the event of a termination of your employment with the Company or an Affiliate, you agree to disclose to your Human Resources Representative in writing, at least fourteen (14) days prior to your anticipated last day of employment with the Company or Affiliate, as applicable, the name of any new employer or other entity for whom you will be providing services or advice in any capacity and the scope of your role with that employer or other entity in order to allow the Company a reasonable period of time to determine whether that role is in breach of the Restrictive Covenants.  You further agree that during the Restricted Time, you will provide notice to the Company as set forth in this subparagraph and pursuant to the Notices provision of Section C.3 of this Agreement, of any new employer or other new entity for whom you will be providing services or advice in any capacity, or new role with any employer or other entity, at least fourteen (14) days prior to assuming that new role to allow the Company a reasonable period of time to determine whether that role is in breach of the Restrictive Covenants.

b.Non-Interference.

i.With respect to Covered Products, during the Restricted Time, except on behalf of the Company or an Affiliate, you will not solicit or sell to (or attempt to solicit or sell to) any customer or prospective customer, or any supplier, licensee or other business relation of the Company or an Affiliate (each, a “Restricted Third Party”) (a) for which, during your employment with the Company or an Affiliate, you, directly or indirectly, engaged or had responsibility on behalf of the Company or an Affiliate during the Relevant Period, or (b) for which you have obtained, been provided, or had access to confidential information of the Restricted Third Party, or (c) for which you have obtained, been provided or had access to Confidential Information (as such term is defined in Paragraph 3 below) pertaining to the Restricted Third Party.

ii.In addition, during the Restricted Time, you will not induce (or attempt to induce) any Restricted Third Party to cease or diminish doing business with the Company or an Affiliate or in any way interfere with the relationship between any Restricted Third Party and the Company or an Affiliate.

iii.For purposes of this Paragraph 2(b), a “prospective customer” of the Company or an Affiliate is a person or entity with whom the Company or an Affiliate was engaged in communications or negotiations to provide services with respect to Covered Products or to sell Covered Products during the Relevant Period.

c.Employee Non-Solicitation.  During the Restricted Time, you will not in any way, including through another person acting on your recommendation, suggestion, identification or advice:
i.Solicit, employ or retain any person who is employed by the Company or an Affiliate; or

ii.Otherwise induce or attempt to induce (A) any such person to terminate his or her employment with the Company or an Affiliate or to accept any position with any other person or entity, or (B) any prospective employee not to establish an employment relationship with the Company or an Affiliate.

Annex A-2

iii.For purposes of this Paragraph 2(c), a “prospective employee” is a person who was in communications or negotiations to become an employee of the Company or an Affiliate during the Relevant Period.

9.Confidential Information.

a.During the term of your employment and thereafter, you will hold in strictest confidence, and not use, except for the benefit of the Company and/or its Affiliates, or disclose to any person or entity without written authorization of an officer of the Company, any “Confidential Information,” except under a non-disclosure agreement duly authorized and executed by the Company.

b.“Confidential Information” includes nonpublic information pertaining to the Company and/or its Affiliates’ including, but not limited to, its and/or their strategic plans, advertising and marketing plans, sales plans, formulae, processes, methods, machines, ideas, concepts, new product developments, proposed launches, discontinuance of existing products, product and consumer testing data, sales and market research, technology research and development, budgets, profit and loss data, raw material costs, identity of suppliers, customer lists, customer information, improvements, inventions, personnel information (including information regarding other employees’ skills, performance, discipline and compensation), financial or business information and data, and associations with other organizations that the Company has not previously made public. “Confidential Information” also includes any third party’s information received by the Company and/or its Affiliates subject to an obligation, understanding or business practice of confidentiality, including information subject to confidentiality obligations under applicable law or contract.

c.“Confidential Information” does not include (i) information that can be shown by written evidence to be in the public domain at the time of disclosure by you or that is publicized or otherwise becomes part of the public domain through no fault of your own or the wrongdoing of a third party; or (ii) information that has become publicly known and made generally available through no act of yours or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. In the event that you do not know whether specific information is regarded as Confidential Information hereunder, you will inquire from the Company and obtain the Company’s input thereon before treating the information as something other than Confidential Information.

d.You are hereby notified that under the U.S. Defend Trade Secrets Act of 2016: (1) no individual will be held criminally or civilly liable under U.S. federal or state trade secret law for the disclosure of a trade secret (as defined in the U.S. Economic Espionage Act) that: (A) is made in confidence to a U.S. federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court or arbitration proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by order in that proceeding.

e.Nothing in this Agreement is intended to or shall preclude you from: (i) providing truthful testimony on any non-privileged subject matter in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law; (ii)
Annex A-3

reporting, without any prior authorization from, or notification to, the Company, any good faith allegation of unlawful employment practices, criminal conduct or possible violations of law or regulation to any appropriate federal, state, or local governmental or regulatory agency, entity or official(s), including but not limited to the U.S. Securities and Exchange Commission, the U.S. National Labor Relations Board, the U.S. Equal Employment Opportunity Commission, or any analogous state or local government agencies (collectively, “Governmental Authorities”), or making other disclosures that are protected under the whistleblower provisions of applicable federal, state, or local law or regulation; (iii) participating in any investigation or proceeding by any Governmental Authority; and (iv) discussing workplace issues including wages or other terms and conditions of employment or otherwise exercising your rights under Section 7 of the U.S. National Labor Relations Act.
10.Return of Company Property. You agree that upon termination of your employment, you will promptly return to the Company all of its property, including, but not limited to, car stock, computers, personal digital assistants (“PDAs”), tablets, cell phones, files, documents, identification cards, credit cards, keys, equipment, software and data, however stored. To the extent you have any Company material or information stored on any PDA or other personal computer, tablet, cell phone, cloud, email, thumb or hard drive or other personal device, you agree to permanently delete such material and information, subject to any litigation preservation directive that may be applicable to you.

11.Reasonableness of Provisions. You agree that: (a) the terms and provisions of this Agreement (including Annex A) are reasonable; (b) the consideration provided by the Company under this Agreement is not illusory; (c) the Restrictive Covenants are necessary and reasonable for the protection of the legitimate business interests, Confidential Information and goodwill of the Company and its Affiliates; and (d) the consideration given by the Company under this Agreement gives rise to the Company’s interest in the Restrictive Covenants set forth in this Annex A.

12.Repayment and Forfeiture. You specifically recognize and affirm that each of the Restrictive Covenants is a material and important term of this Agreement which has induced the Company to provide for the award of the RSUs granted hereunder. You further agree that in the event that the Company determines that you have breached or attempted or threatened to breach any of the Restrictive Covenants, in addition to any other remedies and monetary damages (which may not be ascertainable) at law or in equity the Company may have available to it, (including but not limited to the equitable relief described below in Paragraph 7), the Company may in its sole discretion: (a) cancel any  unvested RSUs granted hereunder, including unvested RSUs that would otherwise have vested upon Retirement; and (b) require you to pay to the Company the Proceeds (as defined below) of any RSUs that vested during the Look Back Period (as defined below). You will pay to the Company the Proceeds in cash upon demand, and the Company will be entitled to set off against any amount due to you from the Company or an Affiliate, including but not limited to any bonus payments, the amount of any such Proceeds, to the extent that such set-off is not inconsistent with Code Section 409A or other applicable law. For purposes of this Paragraph 6, the term “Proceeds” means the aggregate value of the Shares covered by the RSUs that have vested, determined based on the Fair Market Value of such Shares on the applicable vesting date. For the avoidance of doubt, the amount of Proceeds shall be determined without regard to any taxes or amounts that may be deducted with respect to the vesting of the RSUs. The “Look Back Period” means the longer of the following two periods: (i) the 12-month period immediately preceding the date on which the Company becomes aware of a breach or attempted or threatened breach of any of the Restrictive Covenants; or (ii) the six-month period immediately prior to the date of the termination of your employment with the Company or an Affiliate through the date on which the Company became aware of the breach or attempted or threatened breach, provided the date on which the Company becomes aware of the breach or attempted or threatened breach is no later than 12 months after the date of termination.
Annex A-4

13.Equitable Relief. You acknowledge that the services you provide to the Company and/or its Affiliate(s) are of a unique nature and that it would be difficult to replace such services.  You also acknowledge that a breach of any of the Restrictive Covenants contained in this Agreement may cause irreparable damage to the Company and its Affiliate(s), the exact amount of which would be difficult to ascertain, and that any remedies, including the repayment and forfeiture remedies set forth in Paragraph 6 of this Annex A and any remedies permissible under law, for any such breach or threatened breach would be inadequate.  Accordingly, in the event the Company determines that you have breached or attempted or threatened to breach any of the Restrictive Covenants, in addition to any other remedies at law or in equity the Company may have available to it, it is agreed that the Company will be entitled to institute and prosecute proceedings in any court, tribunal or arbitrator of competent jurisdiction for specific performance,  a temporary restraining order or preliminary injunction (without the necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate or (iii) posting any bond with respect thereto) prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach.

14.Extension of Restrictive Period. You agree that the Restricted Time will be extended by any time during which you are in violation of any of the Restrictive Covenants.

15.Acknowledgments. You and the Company agree that it is our mutual intent to enter into a valid and enforceable agreement. You and the Company acknowledge the reasonableness of the Restrictive Covenants, including the reasonableness of the geographic area, duration as to time and scope of activity restrained. You further acknowledge that your skills are such that you can be gainfully employed in noncompetitive employment and that the agreement not to compete will not prevent you from earning a living. You acknowledge that the remedies set forth in this Agreement are not the exclusive remedies and the Company may avail itself of other remedies at law or in equity in the event you breach any of the Restrictive Covenants.

16.Provisions Independent. The Restrictive Covenants will be construed as an agreement independent of any other agreement, including any employee benefit agreement, and independent of any other provision of this Agreement, and the existence of any claim or cause of action you bring against the Company or an Affiliate, whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of such covenants.

17.Notification of Subsequent Employer. You agree that the Company and/or Affiliate may notify any person or entity hiring or engaging you, or considering hiring or engaging you, to serve as a director, officer, employee, consultant, contractor or advisor, or to provide services or advice in any capacity, of the existence and provisions of this Agreement.

18.THE SCOPE OF THE RESTRICTIVE COVENANTS IN PARAGRAPH 2 OF THIS ANNEX A ARE SUBJECT TO THE SEVERABILITY OR REFORM BY COURT PROVISIONS SET FORTH IN SECTION C.7 OF THE AGREEMENT.  TO THE EXTENT PERMISSIBLE, THE SCOPE OF THESE RESTRICTIONS SHOULD BE SUBJECT TO REFORMULATION BY A COURT OF COMPETENT JURISDICTION IN ORDER TO PROTECT THE LEGITIMATE BUSINESS INTERESTS OF THE COMPANY AND ITS AFFILIATES TO THE FULLEST EXTENT PERMITTED BY LAW.  PARAGRAPH 2 OF THIS ANNEX A IS SEVERABLE AND WILL NOT APPLY TO, AND WILL NOT BE ENFORCED BY THE COMPANY WITH RESPECT TO, POST–TERMINATION ACTIVITY IN ANY JURISDICTION IN WHICH THIS PROHIBITION IS NOT ENFORCEABLE UNDER APPLICABLE LAW.
Annex A-5